Source 1 Fulfillment
780 Haunted Lane
Bensalem, PA 19020
Phone 215-244-6710
Fax 215-244-6714
www.source1fulfillment.com


Fulfillment Services Agreement Between
Essentially Yours Industries, Inc. And Source 1
Fulfillment & Distribution

This Agreement is being made and entered into as of this April 14th, 2005 by and between Source 1 Fulfillment having an office at 780 Haunted Lane, Bensalem PA 19020 (hereafter "SOURCE ONE") and Essentially Yours Industries, Inc.(hereafter "EYI") having an office at Suite 500, 3960 Howard Hughes Parkway, Las Vegas
Nevada 89109.

SOURCE ONE is engaged in the business of providing 3rd party logistical services including warehousing (storage) and fulfillment (distribution of "materials" and/or "merchandise" on behalf of SOURCE ONE customers.

EYI markets, promotes, sells and wishes SOURCE ONE to distribute "materials" and/or "merchandise" and desires to enter into a service agreement with SOURCE ONE to provide selected 3rd party logistical services as specified below: Both parties hereby agree:

(1) "Materials and "Merchandise" shall be defined as assets owned by EYI to be warehoused by SOURCE ONE for the purpose of re-distribution of those assets as directed by EYI. EYI agrees to pay SOURCE ONE fees for the services provided as noted in Schedule "A".

(A) Inbound shipments: SOURCE ONE will schedule and receive shipments of EYI material based on an advance notice as supplied by EYI to SOURCE ONE. Upon arrival of shipments SOURCE ONE will receive and process the material in accordance with EYI instructions. SOURCE ONE will provide inventory counts to include any discrepancies as noted immediately to EYI for their account. SOURCE ONE may refuse shipments because of infestation, contamination or damage to goods that might cause a liability to SOURCE ONE premises or inventories. SOURCE ONE will immediately notify EYI of any refusal and has no liability for any demurrage, detention, transportation or other charges by virtue of such refusal. Source 1 will maintain an FDA registration for the purpose of receiving FDA controlled goods from EYI'S product manufacturers. Any costs associated with the receipt of these goods from countries outside the United States will be bourn by EYI. These fees would include, but not be limited to, custom clearance, duties, taxes, broker's fees or fees imposed by the FDA to secure the goods. EYI will ensure that all goods shipped from countries outside the United States meet all applicable FDA and other government agency requirements so as not to preclude their importation in to the United States. Source 1 assumes no liability for wrongly identified merchandise or merchandise not meeting applicable regulations for importation in to the United States.

(B) Warehousing: SOURCE ONE will warehouse merchandise and material on behalf of EYI in secure locations in their facility. Goods are subject to storage fees as noted in Schedule "A". SOURCE ONE will regularly conduct counts of all merchandise held to provide an inventory accuracy of 99.5%. SOURCE ONE will maintain an industry average rate of inventory shrinkage at 2% or below due to possible concealed shortage or damage and instances of accidental errors or damage.

(C) Fulfillment: Upon receipt of inventory into the warehouse and database SOURCE ONE will provide fulfillment services to EYI in order to re-distribute EYI material to residential (consumer) and bulk (retail, catalog) domestic and international customers. Fees for this service are listed in Schedule "A".

Residential consumer orders: SOURCE ONE will receive shipment requests manually or electronically from EYI or its agents for orders to be pulled picked and packed. All orders will be shipped within 24 hours of receipt.

Bulk, retail and catalog orders: SOURCE ONE will receive shipment requests either manually or electronically for EYI or it's agents for orders to be processed in bulk (master carton) configurations that may be palletized or loose loaded for shipment to Retail or Catalog resellers. Bulk orders may require re-labeling, kitting, assembly, repackaging and adherence to Vendor Compliance requirements depending upon the policy of the recipient. Vendor compliance requirements that may be required are to be provided by EYI or its agents prior to shipment of Bulk orders. SOURCE ONE will ship all bulk order requests as required by the customer no later than 72 hours after receipt of order or as required by a predetermined ship date.

(D) Assembly: SOURCE ONE will provide assembly services to meet all clients' business objectives. Assembly will be on an as needed basis at a price based upon the completion of a "scope of services review". Assembly services include, but are not limited to; repackaging, kit assembly, re-boxing and other various activities that add value and increase sales potential. All assembly pricing will be established upon completion of a "scope of service" review.

E) Returns: SOURCE ONE will provide returns processing services. Fees for this service are listed in Schedule "A".

        (2) Payment Terms: SOURCE ONE will provide weekly invoices listing all activity for the week. Weekly invoices are due and payable in full 30 days after receipt of the invoices. Past due balances are subject to a 1.5% per month finance charge. Weekly inventory reports will be provided weekly free of charge.

          (3) Advertising and Trademarks: Without prior written permission of both parties, neither party shall advertise or otherwise represent that it is (or has been) in any way associated or affiliated with the other and shall not make any use whatsoever of the corporate name, trade names, service marks or trademarks of the other. However, SOURCE ONE may advertise the fact that EYI is a valued customer of SOURCE ONE and EYI may advertise that SOURCE ONE is their fulfillment service provider of choice.

          (4) Collection of Fees: In the event legal action is necessary to collect for services performed EYI agrees to pay SOURCE
ONE for all reasonable costs of collection, including court costs and attorney fees incurred. EYI shall be entitled to an award of reasonable costs of collection costs actually incurred if EYI prevails in any legal action to enforce SOURCE ONE obligations as outlined in the Agreement.

          (5) Term: This agreement shall be effective from the date first written above and shall continue for an initial period of twelve
(12) months and continuing thereafter for additional terms of one year unless terminated hereafter provided.

          (6) Termination: Either party may terminate this agreement with or without cause at any time prior to the expiration of either the initial term or any renewal term by giving the other party at least sixty (60) days written notice of the intent to do so.

          (7) Confidentiality: SOURCE ONE acknowledges that in the performance of its responsibilities hereunder, it will have access to confidential information and records including, but not limited to, marketing materials, products and customer information of the Company (the "Confidential Information"). During and after the Term of this Agreement, SOURCE ONE shall not, directly or indirectly, disclose such Confidential Information to any person or use any such Confidential Information,except:

	a) as required in the course of performing such services and then only to staff of the Company on a need-to-know basis, or

	b) with the prior written consent of the Company;

and all Confidential Information which SOURCE ONE shall prepare or use or come in contact with shall be and remain the Company' sole property and shall not be used by SOURCE ONE for its own use without its prior written consent, except as required in the normal course of performing services under this Agreement.

	c) SOURCE ONE agrees to return to the Company all the Confidential Information provided by the Company and any copies of such material in its possession forthwith upon demand.

	d) In the event of the breach of covenants set out in this Agreement, SOURCE ONE:

a) Acknowledges SOURCE ONE to prevent further breaches; and

b) SOURCE ONE shall be liable for liquidated damages for such breach, without restricting any other claims or remedies that may be available at law or equity against SOURCE ONE.

          (8) Applicable Law: This agreement shall be governed by and construed to be in accordance with the internal laws of the State of Pennsylvania, and the parties herby submit to jurisdiction and venue in the United States Federal District Court for the State of Pennsylvania, Philadelphia Division, or the Courts of Bucks County, Pennsylvania.

          (9) Warranties/Damages: SOURCE ONE shall not be liable for delays or losses incurred due to acts of God, riot, civil unrest, and other similar events not controlled by SOURCE ONE. In addition, SOURCE ONE will not be liable for consequential damages sustained due to services rendered under this agreement.

          (10) Covenants:  SOURCE ONE covenants to EYI as follows:

i. To carry out the services performed on behalf of EYI with due diligence and in the best interests of EYI;

ii. To exercise all reasonable effort to provide the services to EYI on a timely basis and to perform the services in accordance with good business practice;

iii. To comply with all lawful and reasonable directions and instructions of EYI;

iv. The services shall be performed in a competent and diligent manner by SOURCE ONE using all the resources that SOURCE ONE deems necessary to perform duties.

(11) Referral Commission: Any client that EYI brings to SOURCE ONE or that is introduced by EYI shall entitle EYI to a minimum 10% commission of all handling fees that SOURCE ONE shall charge to that client for the duration of their contract. There will be no commission paid on actual freight costs. EYI will provide in writing a list of clients that they shall introduce.

IN WITNESS WHEREOF, The parties have reviewed the language contained herein and has caused this Agreement to be executed as of this day and year first written above. The signature below is of a duly authorized officer and indicates acceptance of this Agreement as written.

For:   Essentially Yours Industries, Inc.

/s/ Dori O'Neill
Signature
Date April 19, 2005
Title Chief Operating Officer


For:  Source 1 Fulfillment and Distribution

/s/ George Hoffman
Signature
Date April 21, 2005
Title Vice-President




Schedule "A"
Handling Fees
Essentially Yours, Inc.

Fulfillment - Pick and Pack (Consumer Orders)
Order Processing (includes the 1st three (3) items picked)
$2.50 per order

Pick & Pack (each additional item picked and packed on same order)
$0.25 per item

Additional Inserts (literature, etc) (Inserts are defined as a pre-stapled package or single literature page)
$0.15 per insert

Products such as Prosoteine which will be packaged in its own display box along with other products, including anniversary specials, will be pre-assembled at the current prevailing labor rate of $15.00 per man hour used. After assembly these products will be considered one SKU and shipped as a single item. All prepackaged single SKU items, regardless of number of products, will be considered one item i.e. Kick Start and Triple Play.
NOTE:  The above pick and
pack fulfillment prices are based on the following:

* Backordered items, if shipped separately, will be treated as a new order and subject to a new order processing charge.
* International Orders will be assessed a $2.00 surcharge per order for preparation of export documentation.


Fulfillment - Full Carton Consumer/Distributor Orders)


Each Full Carton Shipped (Includes order processing)

$2.00 per carton
NOTE: The above full carton fulfillment prices are based on the following:

* Cartons shipped will be full cartons and not opened for the insertion of additional product.
* International orders will be assessed a $2.00 per order surcharge for preparation of export documentation.
* This fee will not apply to full or partial pallet loads.


Storage
Per pallet per week
$2.00

For the purposes of storage, a pallet is considered to be 48' x 42' x 48' high with one sku per pallet. Pallet storage begins accruing from the first day of receipt and thereafter is billed at the rate of $2.00 per pallet at the end of each week for the total number of pallet positions occupied.


Receiving, Put-Away

Merchandise received on Pallets
FREE

Manual unloading of containers of unpalletized merchandise
$275.00 per container
Plus $5.00 for each Source 1 pallet supplied

Receipt of loose product from UPS, FedEx, Etc. FREE

Minimum Charge applicable per receipt FREE

Note: Merchandise not in vendor pack cartons, or loose, bulky, or extremely heavy merchandise is not covered.

Shipping Palletized Merchandise (Catalog & Retail Orders) Shipping full pallets of one item per pallet This applies to merchandise that is received and shipped on pallets without having to be handled. In this event no carton charge will apply. $7.00 per pallet

Building pallets of various items to be combined to one consignee requiring Source 1 to manually pick and stack for shipment
$0.25 per carton

Stretch-wrapping pallet prior to shipping (if required)
$1.50 per pallet

Pallets supplied by Source 1 for Shipping (if required)
$5.00 per pallet


Returns Processing

Source 1 will receive client returns for processing. Damage product will be held for client's disposition. Sellable product will be returned to active inventory providing packaging is in sellable condition.

Returns (includes, receipt, inspection and disposition)
$2.00 per order returned

Note: If client desires sellable product to be repackaged the cost will be determined upon a review of the requirements.

Automation Fees

Automation TBD upon review of requirements


Accessorial Charges
Labeling FREE* (address label only) For any special label requirements, $0.10 cents per label

Packaging Materials
FREE for pick and pack consumer orders. Source 1 will provide a shippable carton or padded (bubble) envelope not to exceed 12" x 12" x 12" for pick and pack items. One carton or padded bag per order. Each additional carton needed to complete an order will be charged at actual cost. Special packaging if required must be supplied by the client. Examples of special packaging include printed or custom sized boxes, shipping tubes or special inner packaging, packaging required for kitting pre-packs or cartons larger than the size stipulated above.

Freight Charges

Client will specify their preferred method of shipping. For
UPS, FedEx or DHL client will supply Source 1 with their account numbers or set up new accounts with Source 1 as the shipping address and the client as the billing address.
UPS, FedEx and DHL weekly pickup charges will be billed to client on a pro-rata basis.

For USPS orders Source 1 will supply the proper postage and bill client for the actual charges plus the weekly
USPS pickup charge of $12.00 per week.

Inventory

Source 1 will provide one (1) annual inventory to client
FREE. All other inventories required by the client will be charged at the rate of $15.00 per man hour.

Minimum Monthly Fees FREE


Schedule "A" Service Fees Agreed To:

Essentially Yours, Inc:
Name: /s/ Jay Sargeant  Title: President Date: April 21, 2005

Source 1 Fulfillment:
Name: /s/ George Hoffman Title: Vice President Date: April 22, 2005